Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and the related Prospectus of Aura Biosciences, Inc. for the registration of shares of its common stock, preferred stock, debt securities, warrants, and units and to the incorporation by reference therein of our report dated March 27, 2024, with respect to the consolidated financial statements of Aura Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 27, 2024